Exhibit 3.1

AMENDMENTS

TO THE

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SABAN CAPITAL ACQUISITION CORP.

SABAN CAPITAL ACQUISITION CORP.

(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

It is resolved as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 49.4(a) by deleting the following introduction of such sub-section:

“the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO the Company shall:”

and replacing it with the following:

“the Company does not consummate a Business Combination by December 31, 2018 (or March 31, 2019 if the Company has executed a definitive agreement for an initial Business Combination by December 31, 2018 and all closing conditions contained in such definitive agreement (other than regulatory conditions, including, without limitation, those related to antitrust approval and the effectiveness of any related registration statement, and conditions that by their nature are to be satisfied at the closing of such Business Combination) have been satisfied or waived by December 31, 2018), the Company shall:”; and

(b) amending Article 49.4(b) by deleting the words:

“within 24 months from the closing of the IPO”

and replacing them with the words:

“by December 31, 2018 (or March 31, 2019 if the Company has executed a definitive agreement for an initial Business Combination by December 31, 2018 and all closing conditions contained in such definitive agreement (other than regulatory conditions, including, without limitation, those related to antitrust approval and the effectiveness of any related registration statement, and conditions that by their nature are to be satisfied at the closing of such Business Combination) have been satisfied or waived by December 31, 2018)”.